Exhibit 10.2

SECURITY AND PLEDGE AGREEMENT

dated as of

June 4, 2008

among

FEI COMPANY,

THE GUARANTORS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.

not in its individual capacity, but solely as Administrative Agent

i

5.03	Reports	15
5.04	Adverse Claims	16
5.05	Prohibition of Certain Changes	16
5.06	Opinion of Counsel	16
5.07	Collateral Held by Others	16
5.08	Records	16
5.09	Collection of Accounts	17
5.10	Disposition of Collateral	17
5.11	Protection of Intellectual Property	17
5.12	Special Provisions Relating to Certain Collateral	17

ARTICLE VI REMEDIES		20
6.01	Events of Default, Etc.	20
6.02	Deficiency	23
6.03	Private Sale	23
6.04	Application of Proceeds	23
6.05	Attorney-in-Fact	23
6.06	Expenses	24
6.07	Administrative Agent’s Right to Perform on Debtor’s Behalf	25
6.08	Custody and Preservation	25
6.09	Preservation of Rights	25
6.10	Rights of Secured Parties	25
6.11	No Marshalling	25
6.12	Remedies Cumulative	25

ARTICLE VII MISCELLANEOUS		26
7.01	Waivers of Rights Inhibiting Enforcement	26
7.02	Notices	26
7.03	Assignment	26
7.04	Successors and Assigns	27
7.05	Amendment and Waiver	27
7.06	No Implied Waiver	27
7.07	Severability	27
7.08	Entire Agreement	27
7.09	Execution in Counterparts	27
7.10	Governing Law	27
7.11	Headings	28
7.12	Interpretation	28
7.13	Waiver of Jury Trial	28
7.14	Survival, Etc.	28
7.15	Agents, Etc.	28
7.16	Limitation of Liability	28
7.17	Subrogation	29
7.18	Authority of the Administrative Agent	29

ii

Exhibit A	Deposit Account Control Agreement
Exhibit B	Patent Security Agreement
Exhibit C	Trademark Security Agreement

iii

SECURITY AND PLEDGE AGREEMENT

This SECURITY AND PLEDGE AGREEMENT (this “Agreement”) dated as of June 4, 2008, is among FEI Company, an Oregon corporation (“Borrower”), the Guarantors party hereto (together with the Borrower, the “Debtors”), and JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement (as herein defined), not in its individual capacity, but solely as collateral agent for the Lenders and other Secured Parties (as such terms are defined herein) (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS:

A. Pursuant to the Credit Agreement dated as of June 4, 2008 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among the Debtors, the lenders party thereto (the “Lenders”), the Administrative Agent and J.P. Morgan Europe Limited, as Alternative Currency Agent, the Lenders agreed to make loans to and other extensions of credit on behalf of the Borrower.

B. It is a condition to the obligations of the Lenders and the Administrative Agent under the Credit Agreement that Debtors shall have granted Liens securing the Obligations and executed and delivered, and granted the Liens provided for in this Agreement.

C. To induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to induce certain of the Secured Parties to make loans and/or extend other credit to the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtors have agreed to grant security interests in the Collateral as security for the Secured Obligations.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. Capitalized terms not otherwise defined herein have the respective meanings assigned to them in the Credit Agreement. All terms used herein that are not defined herein or in the Credit Agreement and are defined in the UCC have the meanings therein stated. In addition, the following terms have the following meanings under this Agreement:

“Accounts” means all accounts (as defined in the UCC) and all general intangibles (including payment intangibles and software) (as defined in the UCC) of any Debtor constituting any right to the payment of money, whether or not earned by performance, including all moneys due and to become due to any Debtor in respect of any loans or advances or for Inventory or Equipment or other goods sold or leased or for services rendered, tax refunds, insurance refund claims and other insurance claims and proceeds, tort claims, securities and other investment property, rights to proceeds of letters of credit, letter-of-credit rights, supporting obligations of every nature and any guarantee of any of the foregoing.

“Administrative Agent” has the meaning set forth in the introductory paragraph to this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Collateral” has the meaning assigned to such term in Section 2.01.

“Contracts” means, collectively, with respect to each Debtor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Debtor and third parties, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” means (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9.104 of the UCC, and (ii) in the case of any certificated security, uncertificated security or security entitlement, “control,” as such term is defined in Section 8.106 of the UCC and (iii) in the case of any commodity contract, “control,” as such term is defined in Section 9.106 of the UCC.

“Credit Agreement” has the meaning set forth in Recital A.

“Deposit Account Control Agreement” means an agreement substantially in the form annexed hereto as Exhibit A or any other form reasonably satisfactory to the Administrative Agent.

“Deposit Accounts” means, collectively, with respect to each Debtor, (i) all “deposit accounts” as such term is defined in the UCC and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts described in clause (i) of this definition.

“Documents” means all “documents” (as defined in the UCC) or other receipts covering, evidencing or representing Inventory or Equipment.

“Equipment” means, with respect to each Debtor, all “equipment” (as defined in the UCC) and all other goods of such Debtor that are used or acquired for use in its business, including all spare parts and related supplies, all goods obtained by such Debtor in exchange for any such goods, all substances, if any, commingled with or added to those goods and all upgrades and other improvements to those goods, in each case to the extent not constituting Inventory.

“General Intangibles” means all “general intangibles” (as defined in the UCC) now owned or hereafter acquired by any Debtor, including (i) all obligations or indebtedness owing to any Debtor (other than Accounts) from whatever source arising, (ii) all Intellectual Property and goodwill, (iii) all Governmental Approvals, (iv) all rights or claims in respect of refunds for taxes paid, (v) all Contracts and (vi) to the extent permitted by applicable law, all rights in respect of any pension plan or similar arrangement maintained for employees of any Debtor.

“Instruments” means all “instruments”, “chattel paper” (whether tangible or electronic) or “letters of credit” (each as defined in the UCC) of any Debtor evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any Account, including promissory notes, drafts, bills of exchange and trade acceptances now owned or hereafter acquired and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the Instruments.

“Intellectual Property” means all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to any Debtor with respect to any of the foregoing, in each case whether now or hereafter owned or used, including, without limitation, the contracts, licenses, or other agreements with respect to the Patent Collateral or the Trademark Collateral listed in Annex 1 to the Disclosure Letter; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; and (f) all causes of action, claims and warranties now or hereafter owned or acquired by any Debtor in respect of any of the items listed above.

“Intellectual Property Security Agreements” means the Patent Security Agreement and the Trademark Security Agreement.

“Inventory” means all inventory (as defined in the UCC) and all other goods of any Debtor held for sale, lease or furnishing under a contract of service (including to its Subsidiaries or Affiliates) or that constitute raw materials, work in process or material used or consumed in its business, including all spare parts and related supplies, all goods obtained by any Debtor in exchange for such goods, all products made or processed from such goods and all substances, if any, commingled therewith or added to such goods.

“Investment Property” means a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract or commodity account (in each case, as defined in the UCC), excluding, however, the Securities Collateral.

“Patent Collateral” means all Patents now owned or hereafter acquired by any Debtor, including, without limitation, each Patent Collateral identified in Annex 2 to the Disclosure Letter.

“Patents” means, collectively, (i) all patents and patent applications, including the inventions and improvements described and claimed therein, and all patentable inventions, (ii) all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, and (iii) all rights, licenses and goodwill, now existing or hereafter coming into existence, (A) to all income, profits, royalties, damages and payments now or hereafter due and/or payable under and with respect thereto, including damages and payments for past, present or future infringements thereof, (B) to sue for past, present and future infringements thereof, and (C) otherwise accruing under or pertaining to any of the foregoing throughout the world.

“Patent Security Agreement” means an agreement substantially in the form annexed hereto as Exhibit B.

“Permitted Swap Agreement” means a Swap Agreement to which any Debtor is a counterparty that is permitted pursuant to Section 6.06 of the Credit Agreement.

“Proceeds” has the meaning assigned to such term in the UCC, including all proceeds of insurance and all condemnation awards and all other compensation for any casualty event with respect to all or any part of the Collateral (together with all rights to recover and proceed with respect to the same), and all accessions to, substitutions for and replacements of all or any part of the other Collateral.

“Records” has the meaning assigned to such term in Section 4.05.

“Secured Obligations” means all Obligations now or hereafter existing, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal, interest, fees, expenses, indemnification, or otherwise, including all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Administrative Agent or any Secured Party in connection with any suit or proceeding in connection with the performance by such Secured Party of any of the agreements contained in any of the Contracts, or in connection with any exercise of its rights or remedies hereunder, pursuant to the terms of this Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Cash Management Banks and each party to a Permitted Swap Agreement relating to the Loans if at the date of entering into such Permitted Swap Agreement such person was a Lender or an Affiliate of a Lender and such person is a party to the Credit Agreement or executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Article VIII of the Credit Agreement.

“Securities Collateral” means (i) each of the Equity Interests of each issuer identified on Annex 3 to the Disclosure Letter (whether such Equity Interests are securities or general intangibles under the UCC) owned by a Debtor and any Equity Interests subsequently pledged to the Administrative Agent pursuant to any Joinder Agreement now or hereafter owned by a Debtor, and the certificates or other instruments representing any of the foregoing and any interest of a Debtor in the entries on the books of any securities intermediary pertaining thereto (the “Pledged Shares”); provided, however, that the Pledged Shares shall not include more than 65% of the issued and outstanding voting Equity Interests in any Foreign Subsidiary, and (ii) all dividends, distributions, returns of capital, cash, warrants, options, rights, instruments, rights to vote or manage the business of such Person pursuant to organizational documents governing the rights and obligations of the stockholders, partners, members or other owners thereof and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares.

“Security Interest” means the security interest in the Collateral granted by Debtors under this Agreement.

“Trademark Collateral” means all Trademarks now owned or hereafter acquired by any Debtor including, without limitation, each Trademark Collateral identified in Annex 4 to the Disclosure Letter.

“Trademarks” means, collectively, (i) all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, (ii) all renewals of trademark and service mark registrations, and (iii) all rights (A) to all income, royalties, damages and other payments (including in respect of all past, present and future infringements) with respect to any of the foregoing, (B) to sue for all past, present and future infringements thereof, and (C) otherwise accruing under or pertaining to any of the foregoing, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark.

“Trademark Security Agreement” means an agreement substantially in the form annexed hereto as Exhibit C.

“UCC” means the Uniform Commercial Code as now or hereafter adopted and in effect in the State of New York; provided that if, by reason of mandatory provisions of Law, the perfection or the effect of perfection or non-perfection of any Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection.

1.02 Interpretation. The principles of interpretation set out in Section 1.03 of the Credit Agreement shall apply equally to this Agreement mutatis mutandis.

ARTICLE II

COLLATERAL

2.01 Grant of Security Interest. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations, each Debtor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in all of such Debtor’s right, title and interest in, to and under the following property, whether now owned or hereafter acquired by such Debtor and whether now existing or hereafter coming into existence and wherever located (collectively, the “Collateral”):

(a) all Accounts;

(b) all Deposit Accounts;

(c) all Documents;

(d) all Equipment;

(e) all General Intangibles;

(f) all Governmental Approvals;

(g) all Instruments;

(h) all Inventory;

(i) all Investment Property;

(j) all Securities Collateral;

(k) all rights, claims and benefits of such Debtor against any Person arising out of, relating to or in connection with Inventory or Equipment purchased by such Debtor, including any such rights, claims or benefits against any Person storing or transporting such Inventory or Equipment;

(l) all other tangible and intangible personal property and fixtures of such Debtor, including all cash, products, rents, revenues, issues, profits, royalties, income, benefits, commercial tort claims, letter-of-credit rights, supporting obligations, accessions to, substitutions and replacements for any and all of the foregoing, any indemnity, warranty or guarantee payable by any reason of loss or damage to or otherwise with respect to any of the foregoing, and all causes of action, claims and warranties now or hereafter held by such Debtor in respect of any of the items listed above;

(m) all books, correspondence, credit files, records, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Debtor or any computer bureau or service company from time to time acting for such Debtor;

(n) all Proceeds of the collateral described in the foregoing clauses (a) through (m).

Notwithstanding anything herein to the contrary, the Collateral shall not include (i) any assets of any Debtor to the extent that the grant of a security interest therein is prohibited by any Law of any Governmental Authority, (ii) any of Debtor’s rights or interests in any license, contract or agreement to which such Debtor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which such Debtor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Debtor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, (iii) property secured by a Lien permitted pursuant to Sections 6.02(d), 6.02(e) or 6.02(f) of the Credit Agreement to the extent the terms of such Lien expressly prohibit the grant of a security interest hereunder, (iv) more than 65% of the issued and outstanding voting Equity Interests in any Foreign Subsidiary, and (v) any cash collateral securing standby letters of credit or bank guarantees in favor of non-Lenders that are otherwise permitted under the Credit Agreement.

2.02 Termination of Security Interests. This Agreement and the Security Interests shall terminate and all rights to the Collateral shall revert to the Debtors when (i) all outstanding Secured Obligations shall have been paid in full, (ii) all Commitments under the Credit Agreement shall have expired or been terminated and (iii) the LC Exposure has been reduced to zero or fully cash collateralized as provided in the Credit Agreement. Upon such termination, the Administrative Agent shall (at the written request and expense of the Borrower) promptly cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Borrower and to be released and cancelled all licenses and rights referred to in Section 5.12(b)(i). The Administrative Agent shall also (at the written request and expense of the Borrower) promptly execute and deliver to the Borrower upon such termination such UCC termination statements and such other documentation as shall be reasonably requested by the Borrower to effect the termination and release of the Security Interests on the Collateral.

2.03 Partial Release of Collateral. Upon the disposition of any Collateral in accordance with the Credit Agreement, such Collateral shall be deemed released from the Security Interest granted hereunder and the Administrative Agent shall, upon the written request of (and at the sole cost and expense of) the Borrower, promptly execute and deliver to the Borrower such UCC termination statements and such other documentation as the Borrower may reasonably request to effect the termination and release of the Liens on such Collateral.

2.04 Security Interest Absolute. To the maximum extent permitted by applicable law, the rights and remedies of the Administrative Agent hereunder, the Liens created hereby, and the obligations of the Debtors under this Agreement are absolute, irrevocable and unconditional and will remain in full force and effect without regard to, and will not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than termination pursuant to Section 2.02 or partial release pursuant to Section 2.03), including:

(a) any renewal, extension, amendment, or modification of, or addition or supplement to or deletion from, any of the Loan Documents or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

(b) any waiver of, consent to or departure from, extension, indulgence or other action or inaction under or in respect of any of the Secured Obligations, this Agreement, any other Loan Document or other instrument or agreement relating thereto, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of the Secured Obligations, this Agreement, any other Loan Document or any such other instrument or agreement relating thereto;

(c) any furnishing of any additional security for the Secured Obligations or any part thereof to the Administrative Agent or any other Person or any acceptance thereof by the Administrative Agent or any other Person or any substitution, sale, exchange, release, surrender or realization of or upon any such security by the Administrative Agent or any other person or the failure to create, preserve, validate, perfect or protect any other Lien granted to, or purported to be granted to, or in favor of, the Administrative Agent or any other Secured Party;

(d) any invalidity, irregularity or unenforceability of all or any part of the Secured Obligations, any Loan Document or any other agreement or instrument relating thereto or any security therefor;

(e) the acceleration of the maturity of any of the Secured Obligations or any other modification of the time of payment thereof; or

(f) any other event or circumstance whatsoever that might otherwise constitute a legal or equitable discharge of a surety or a guarantor, it being the intent of this Section 2.04 that the obligations of the Debtors hereunder shall be absolute, irrevocable and unconditional under any and all circumstances.

2.05 Joinder of Additional Guarantors. Upon the execution and delivery of a Joinder Agreement by a new Domestic Material Subsidiary pursuant to Section 5.09 of the Credit Agreement, such new Domestic Material Subsidiary shall constitute a “Guarantor” and a “Debtor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Debtor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Debtor hereunder. The rights and obligations of each Debtor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Debtor as a party to this Agreement.

2.06 Limit of Liability. Notwithstanding the foregoing, the security interest granted by each Debtor hereunder shall be limited to the extent necessary so that its obligations hereunder would not be subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

2.07 Reinstatement. This Agreement and the Liens created hereunder shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of any Debtor in respect of the Secured Obligations is rescinded or must otherwise be restored by any holder of the Secured Obligations, whether as a result of any fraudulent conveyance, proceedings in bankruptcy or reorganization or otherwise. EACH DEBTOR SHALL DEFEND AND INDEMNIFY EACH SECURED PARTY FROM AND AGAINST ANY CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE UNDER THIS SECTION 2.07 (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT, INCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE ARISING AS A RESULT OF THE INDEMNIFIED SECURED PARTY’S OWN NEGLIGENCE OR STRICT LIABILITY BUT EXCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE THAT IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED SECURED PARTY’S OR ITS RELATED PARTIES’ GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR BAD FAITH.

ARTICLE III

PERFECTION OF SECURITY INTEREST

3.01 Perfection. Prior to or concurrently with the execution and delivery of this Agreement, Debtors shall:

(a) file or cause to be filed such financing statements and other documents in such offices as shall be necessary or as the Administrative Agent may reasonably request to perfect and establish the priority (subject only to Permitted Liens) of the Security Interest;

(b) subject to Section 3.04, at the request of the Administrative Agent, deliver to the Administrative Agent any and all Instruments with a face value in excess of $250,000, endorsed or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request;

(c) deliver to the Administrative Agent any and all certificates in any Debtor’s physical possession evidencing Investment Property included in the Collateral or any Securities Collateral (other than those representing the interests (i) in FEI Systems (Thailand) Company, Limited and FEI Deutschland GmbH or (ii) in excess of 65% of the Equity Interests of Foreign Subsidiaries), endorsed or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request;

(d) at the request of Administrative Agent, (i) cause the Administrative Agent to be listed as the lienholder on all certificates of title or ownership relating to Equipment owned by Debtors with a fair market value, as determined in good faith by the Borrower, in excess of $1,000,000 and (ii) deliver to the Administrative Agent originals of all such certificates of title or ownership for the Equipment;

(e) deliver to the Administrative Agent a Deposit Account Control Agreement with respect to each Deposit Account located at a financial institution in the United States included in the Collateral other than (i) any Deposit Account maintained by the Administrative Agent and (ii) any Deposit Accounts with an aggregate balance not in excess of $100.00, executed by the applicable Debtor and the financial institution maintaining such Deposit Account;

(f) with respect to any uncertificated security included in the Collateral consisting of Equity Interests in Domestic Subsidiaries, cause the Security Interest to be recorded on the equityholder register or on the books of the issuer of such uncertificated security and cause such issuer to execute and deliver to the Administrative Agent an acknowledgment of the Security Interest pursuant to which the issuer agrees to comply with instructions originated by the Administrative Agent without further consent by such Debtor; and

(g) take all such other actions as shall be necessary or as the Administrative Agent may reasonably request to perfect and establish the priority (subject only to Permitted Liens) of the Security Interest.

Additionally, each Debtor hereby authorizes the Administrative Agent to prepare, execute, deliver, file and/or record (without the signature of such Debtor to the extent permitted by applicable law) any financing statement (including any fixture filing), continuation statement, amendment or other document that may be necessary or desirable (in the reasonable judgment of the Administrative Agent): (i) to create, preserve, perfect or validate the Security Interest; or (ii) or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such Security Interest. The Debtors shall pay the costs of, or incidental to, any recording or filing of any such financing or continuation statement, amendment or other document or otherwise arising out of or in connection with the execution and delivery of this Agreement.

3.02 Perfection of Additional Collateral. Each Debtor shall:

(a) subject to Section 3.04, upon the acquisition after the date hereof by such Debtor of any Instrument with a face value in excess of $250,000, upon the request of the Administrative Agent, promptly deliver to the Administrative Agent all such Instruments, endorsed and/or accompanied by instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request;

(b) upon the acquisition of any certificated securities representing Investment Property or Securities Collateral which are to be physically possessed by a Debtor other than those representing Equity Interests in excess of 65% of Foreign Subsidiaries or Equity Interests in Immaterial Subsidiaries and further excluding any certificated securities for which the consideration paid therefor is less than $250,000 in the aggregate over the term of the Loans, promptly deliver to the Administrative Agent all such certificated securities, endorsed or accompanied by instruments of transfer or assignment in such form and substance as the Administrative Agent may reasonably request;

(c) upon the acquisition of any uncertificated securities included in the Collateral other than those representing Equity Interests in excess of 65% of Foreign Subsidiaries or Equity Interests in Immaterial Subsidiaries and further excluding any uncertificated securities for which the consideration paid therefor is less than $250,000 in the aggregate over the term of the Loans, cause the Security Interest to be recorded on the equityholder register or the books of the issuer of such uncertificated securities and cause such issuer to execute and deliver to the Administrative Agent an acknowledgement of the Security Interest pursuant to which the issuer agrees to comply with instructions originated by the Administrative Agent without further consent by such Debtor;

(d) at the request of Administrative Agent, (i) deliver to the Administrative Agent any and all certificates of title, applications for title or similar evidence of ownership of all Equipment owned by such Debtor with a fair market value, as determined in good faith by the Borrower, in excess of $250,000 and (ii) shall cause the Administrative Agent to be named as lienholder on any such certificate of title, application for title or other evidence of ownership so delivered; and

(e) deliver to the Administrative Agent a securities account control agreement in form and substance satisfactory to the Administrative Agent with respect to any securities account or securities entitlement opened after the date hereof, executed by such Debtor and the securities intermediary maintaining such securities account.

3.03 Intellectual Property Filings. On the date hereof, each Debtor will execute and deliver to the Administrative Agent the Intellectual Property Security Agreements with respect to all Intellectual Property then owned by it that is represented by a trademark registered with the United States Patent and Trademark Office, a copyright registered with the United States Copyright Office or an issued United States Patent. Upon the request of the Administrative Agent, it will sign and deliver to the Administrative Agent any Intellectual Property Security Agreement with respect to any of the foregoing types of Intellectual Property owned by it at such time that are not covered any previous Intellectual Property Security Agreements so executed and delivered by it. In each case, it shall promptly make all Intellectual Property filings necessary to record the Security Interests in such Intellectual Property. Each Debtor hereby appoints the Administrative Agent as its attorney-in-fact to execute and file all Intellectual Property filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until the Collateral is released pursuant to Section 2.02. The parties agree that such filings will be made only against registered trademarks or copyrights and issued patents.

3.04 Instruments. So long as no Event of Default shall have occurred and be continuing, each Debtor may retain for collection in the ordinary course any Instruments received by it in the ordinary course of business, and the Administrative Agent shall, promptly upon request and at the expense of any Debtor, make appropriate arrangements for making any Instrument pledged by such Debtor and held by the Administrative Agent available to such Debtor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Administrative Agent, against trust receipt or like document).

3.05 Further Assurances. Each Debtor shall, from time to time, at its sole expense, promptly execute, deliver, file and record all further agreements, assignments, instruments, documents and certificates and take all further action that may be reasonably necessary or reasonably desirable, or that the Administrative Agent may reasonably request, in order to create, preserve, perfect, confirm or validate the Security Interest in the Collateral or to enable the Administrative Agent to obtain the full benefits of the Security Documents (including the delivery of possession of any Collateral that hereafter comes into existence or is acquired in the future by the Administrative Agent as pledgee for the benefit of the Secured Parties), or to enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies thereunder with respect to any of such Collateral.

3.06 Use of Collateral. So long as no Event of Default shall have occurred and be continuing, except as otherwise provided herein or in the Credit Agreement, each Debtor shall be entitled to use and possess the Collateral and to exercise its rights, title and interest in all Contracts and Governmental Approvals subject to the rights, remedies, powers and privileges of the Administrative Agent under Article VI and to such use, possession or exercise not otherwise constituting an Event of Default.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Debtor represents and warrants to the Secured Parties as follows:

4.01 Security Documents.

(a) This Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in and Lien on the Collateral and, (i) when UCC financing statements in appropriate form are filed in the offices specified on Annex 5 to the Disclosure Letter, and (ii) upon the taking of possession or Control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected only by possession or Control (which possession or Control shall be given to the Administrative Agent to the extent possession or Control by the Administrative Agent is required by this Agreement), the Lien created by this Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Debtors in the Collateral for which such methods of perfection are applicable, in each case subject to no Liens other than Permitted Liens.

(b) Each Security Document delivered pursuant to Section 4.01(b) of the Credit Agreement will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on all of the Debtors’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, or upon the taking of possession or Control by the Administrative Agent of Collateral with respect to which a security interest may be perfected only by possession or Control, the Lien created by such Security Document will constitute a fully perfected Lien (to the extent such concept is applicable) on, and security interest in, all right, title and interest of the Debtors in such Collateral for which such methods of perfection are applicable, in each case subject to no Liens other than Permitted Liens.

4.02 Title. Each Debtor is the sole legal and beneficial owner of all Collateral in which it purports to grant a Lien pursuant to this Agreement, and such Collateral is free and clear of all Liens other than Permitted Liens. No currently effective financing statement or other instrument similar in effect is on file in any recording office covering all or any part of the Collateral, except such as may have been filed evidencing Permitted Liens or except as will be released concurrently with the closing of the transactions contemplated in the Credit Agreement. No Person other than the Administrative Agent has Control or possession of all or any part of the Collateral except as permitted by the Credit Agreement or except as will be released concurrently with the closing of the transactions contemplated in the Credit Agreement.

4.03 Chief Executive Office; Change of Name; Jurisdiction of Organization. As of the Effective Date the exact legal name, type of organization, jurisdiction of organization, Federal Taxpayer Identification Number, organizational identification number and chief executive office of each Debtor is indicated next to its name in Annex 6 to the Disclosure Letter.

4.04 Corporate Names; Prior Transactions. Each Debtor has not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Annex 7 to the Disclosure Letter.

4.05 Records. As of the Effective Date the principal place of business and chief executive office of each Debtor and the office where each Debtor keeps its books and records concerning the Collateral (hereinafter, collectively called the “Records”) is located at the address set out on Annex 8 to the Disclosure Letter.

4.06 Changes in Circumstances. Debtor has not, within the period of four months prior to the date hereof: (a) changed its location (as defined in Section 9-307 of the UCC); (b) changed its name; or (c) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC) with respect to a security agreement previously entered into by any other Person.

4.07 Inventory and Equipment. At least 90% of the Inventory and Equipment of the Debtors (other than (i) such Inventory which is in-transit to the applicable purchaser thereof, (ii) Equipment out for repair or maintenance, (iii) Collateral located at demonstration facilities including customer sites and spare parts depots and (iv) Inventory consisting of tools leased by Debtors to its customers in the ordinary course of business): (a) is located at one of the locations identified in Annex 9 to the Disclosure Letter under its name or in transit from one of such location to another and except as may have been updated by a notification to the Administrative Agent pursuant to Section 5.05; and (b) is in the exclusive Control of a Debtor on the date hereof.

4.08 Title to Equity Interests. As of the Effective Date, the applicable Debtor identified on Annex 3 to the Disclosure Letter owns the Equity Interests listed as being owned by it in Annex 3 to the Disclosure Letter, free and clear of any Lien other than Permitted Liens or except as will be released concurrently with the closing of the transactions contemplated in the Credit Agreement. All shares of capital stock identified in such Annex as being beneficially owned by each Debtor have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any option to purchase or similar right of any Person. Except as permitted by the Credit Agreement, each Debtor is not and will not become a party to or otherwise bound by any agreement, other than the Loan Documents, which restricts in any manner the rights of any present or future holder of any such Equity Interest with respect thereto.

4.09 Financing Statements and Other Filings; Maintenance of Perfected Security Interest. The only UCC filings necessary and appropriate to perfect the security interest granted by each Debtor to the Administrative Agent (for the benefit of the Secured Parties) pursuant to this Agreement in respect of the Collateral are listed in Annex 5 to the Disclosure Letter.

4.10 Deposit Accounts. As of the Closing Date, Debtor does not maintain any Deposit Accounts other than the accounts listed in Annex 10 to the Disclosure Letter. Except for Deposit Accounts with an aggregate balance not in excess of $100.00, the Administrative Agent has a perfected first priority security interest in each Deposit Account listed in Annex 10 to the Disclosure Letter and located in the United States by Control, subject to Permitted Liens.

4.11 Investment Property. As of the Closing Date, Debtor (i) has no Securities Accounts or Commodity Accounts other than those listed in Annex 11 to the Disclosure Letter, and the Administrative Agent has a perfected first priority security interest in such Securities Accounts and Commodity Accounts as a result of filing the applicable UCC financing statements, in each case subject to Permitted Liens, and (ii) does not hold, own or have any interest in any Investment Property other than those maintained in Securities Accounts or Commodity Accounts listed in Annex 11 to the Disclosure Letter.

4.12 Delivery of Certificated Securities Collateral. All certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof (other than those evidencing Equity Interests (i) in excess of 65% of Foreign Subsidiaries, (ii) in FEI Systems (Thailand) Company, Limited and FEI Deutschland GmbH or (iii) in Immaterial Subsidiaries) have been delivered to the Administrative Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and the Administrative Agent has a perfected first priority security interest therein.

4.13 Perfection of Uncertificated Securities Collateral. The Administrative Agent has a perfected first priority security interest in all uncertificated Securities Collateral pledged by it hereunder that is in existence on the date hereof.

4.14 Instruments and Tangible Chattel Paper. As of the Effective Date (i) no principal amount in excess of $250,000 payable under or in connection with any of the Collateral is evidenced by any Instrument or tangible chattel paper other than such Instruments and tangible chattel paper listed in Annex 12 to the Disclosure Letter and (ii) each Instrument and each item of tangible chattel paper listed in Annex 12 to the Disclosure Letter will be properly endorsed, assigned and delivered to the Administrative Agent, accompanied by instruments of transfer or assignment duly executed in blank if requested by the Administrative Agent.

4.15 Electronic Chattel Paper and Transferable Records. As of the Effective Date no amount payable under or in connection with any of the Collateral is evidenced by any electronic chattel paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such electronic chattel paper and transferable records listed in Annex 13 to the Disclosure Letter.

4.16 Letters of Credit. As of the Effective Date, no Debtor is a beneficiary under any Letter of Credit having a face value in excess of $250,000 issued in favor of such Debtor except as listed in Annex 14 to the Disclosure Letter.

4.17 Commercial Tort Claims. As of the Effective Date, such Debtor holds no commercial tort claims for an amount in excess of $250,000 other than those listed in Annex 15 to the Disclosure Letter.

ARTICLE V

COVENANTS

In furtherance of the grant of the Security Interests pursuant to Article II, each Debtor hereby agrees with the Administrative Agent as follows:

5.01 Access to Records. Each Debtor shall (i) upon reasonable notice, at any time during normal business hours, permit representatives of the Administrative Agent to inspect and make copies of the Records, and (ii) forward to the Administrative Agent copies of any notices or communications received by such Debtor relevant to the Administrative Agent’s Security Interests in a material portion of the Collateral. Upon the occurrence and during the continuation of any Event of Default, at the Administrative Agent’s request, each Debtor shall promptly deliver copies of any and all such Records to the Administrative Agent. Notwithstanding the foregoing, no Debtor shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of any document, book, record or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, such Lender or their representatives is then prohibited by applicable law or any agreement binding on Debtor or (iii) is protected from disclosure by the attorney-client privilege or the attorney work product privilege.

5.02 Other Financing Statements and Liens. Without the prior written consent of the Administrative Agent, each Debtor shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument of which a Responsible Officer has knowledge with respect to the Collateral in which the Administrative Agent is not named as the sole secured party for the benefit of the Secured Parties except to the extent such filing or like instrument pertains to a Permitted Lien.

5.03 Reports. Each Debtor shall furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail; provided, however, absent the existence of an Event of Default, the Debtors shall only be required to deliver such information quarterly, if requested by the Administrative Agent, and in accordance with Section 5.14 of the Credit Agreement. Promptly upon request of the Administrative Agent, following receipt by the Administrative Agent of any reports pursuant to the preceding sentence, the Borrower shall deliver to the Administrative Agent revised Annexes 2 and 4 to include Trademarks and Patents that become part of the Collateral under this Agreement.

5.04 Adverse Claims. Each Debtor shall defend, all at its own expense, such Debtor’s title and the existence, perfection and first priority of the Administrative Agent’s security interest in the Collateral against all adverse claims (other than Permitted Liens).

5.05 Prohibition of Certain Changes. Except to the extent permitted by the Credit Agreement, no Debtor shall change (i) its name, identity, corporate structure or the jurisdiction under which it is organized, (ii) its chief executive office or chief place of business or (iii) the locations where it keeps or holds any Collateral (except (A) Inventory in transit from one such location to another, (B) Inventory which is in-transit to the applicable purchaser thereof, (C) Equipment out for repair or maintenance, (D) other Collateral having a value of less than $1,000,000 in the aggregate, including, without limitation, movable computer equipment and related hardware and software that is temporarily removed by employees in the ordinary course of business, (E) Collateral located at demonstration facilities including customer sites and spare parts depots or (F) Inventory consisting of tools leased by Debtors to its customers in the ordinary course of business) or any records relating thereto from the applicable locations described in Annexes 8 and 9 to the Disclosure Letter, unless such Debtor shall have given the Administrative Agent 15 days’ prior notice thereof. Each Debtor agrees that it will not in any event change the location of any Collateral owned by it if such change would cause the Security Interest in such Collateral to lapse or cease to be perfected unless all financing statements and amendments or supplements thereto, continuation statements and other documents required to be recorded or filed in order to maintain the perfection of the Security Interests following such change have been filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings have been paid in full.

5.06 Opinion of Counsel. If requested by the Administrative Agent upon the direction of the Required Lenders, at least 20 days before it takes any action contemplated by Section 5.05(i), a Debtor shall, at its expense, cause to be delivered to the Administrative Agent an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that all financing statements and amendments or supplements thereto, continuation statements and other documents required to be recorded or filed in order to maintain the perfection of the Security Interests after the taking of such action against all creditors of and purchasers from such Debtor (except any continuation statements specified in such opinion of counsel that are to be filed more than six months after the date thereof) have been filed in each filing office necessary for such purpose and that all filing fees and taxes, if any, payable in connection with such filings have been paid in full.

5.07 Collateral Held by Others. No Debtor shall allow Collateral having a value of $5,000,000 in the aggregate to be under the possession or control of any warehouseman, bailee or agent other than (i) Inventory in-transit to the applicable purchaser thereof, (ii) Equipment out for repair or maintenance, (iii) Collateral located at demonstration facilities including customer sites and spare parts depots or (iv) Inventory consisting of tools leased by Debtors to its customers in the ordinary course of business.

5.08 Records. Each Debtor shall (i) keep Records in accordance with Section 5.06 of the Credit Agreement and (ii) give the Administrative Agent at least 15 days’ notice before it changes the location of any office where such Debtor keeps the Records.

5.09 Collection of Accounts. Each Debtor shall use commercially reasonable efforts to cause to be collected from its account debtors, as and when due, any and all amounts owing under or on account of each of its Accounts (including Accounts that are delinquent, such Accounts to be collected in accordance with lawful collection procedures) and shall apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Accounts. The costs and expenses (including attorney’s fees) of collection, whether incurred by a Debtor or the Administrative Agent, shall be borne by such Debtor.

5.10 Disposition of Collateral. No Debtor shall make any Asset Sale except as permitted by the Credit Agreement.

5.11 Protection of Intellectual Property. Each Debtor shall use commercially reasonable efforts to timely pay all fees (including maintenance fees), file all documents or declarations (including applications, applications for renewal, affidavits of use and affidavits of incontestability) and take all other action necessary to obtain, maintain and renew each Patent and Trademark included in the Collateral. If, to the knowledge of a Responsible Officer of the Borrower, any Debtor’s rights to any Intellectual Property that are material to the conduct of the business of the Debtor (taken as a whole) are infringed, misappropriated or diluted by a third party, such Debtor shall notify the Administrative Agent at the end of such calendar quarter in which Debtor learned of such infringement, misappropriation or dilution and shall take all actions as such Debtor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property unless Debtor deems it to be in the best interest of Debtor’s business to do otherwise.

5.12 Special Provisions Relating to Certain Collateral.

(a) Contracts.

(i) Anything herein to the contrary notwithstanding, each Debtor shall remain liable to perform all of its duties and obligations under each of the Contracts included in the Collateral to the same extent as if this Agreement had not been executed. The exercise by the Administrative Agent or any other Secured Party of any of the rights and remedies hereunder shall not release any Debtor from any of its duties or obligations under the Contracts. Neither the Administrative Agent nor any other Secured Party shall have any duty, obligation or liability under such Contracts included in the Collateral or otherwise in respect of the Collateral by reason of this Agreement or be obligated to perform any of the obligations or duties of any Debtor under the Contracts or otherwise in respect of the Collateral or to take any action to collect or enforce any claim for payment or any other right assigned hereunder.

(ii) During the existence of an Event of Default, if Debtor fails to perform any agreement contained herein or in any of the Contracts, the Administrative Agent may (but shall not be obligated to) itself perform, or cause the performance of, such agreement, and the reasonable fees, costs and expenses of the Administrative Agent incurred in connection therewith shall be payable by or on behalf of Debtors and shall be Secured Obligations to the Administrative Agent.

(b) Intellectual Property.

(i) For the purpose of enabling the Administrative Agent to exercise rights and remedies under Article VI at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Debtor hereby grants to the Administrative Agent, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Debtor) to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Debtor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; provided, however, such license shall only be effective during the existence of an Event of Default.

(ii) Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 6.04 of the Credit Agreement that limit the rights of the Debtors to dispose of their property, so long as no Event of Default shall have occurred and be continuing, each Debtor will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of such Debtor. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall, from time to time, upon the request of any Debtor, execute and deliver any instruments, certificates or other documents, in the form so requested, that such Debtor shall have certified are appropriate (in its judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon satisfaction of the conditions to termination of this Agreement described in Section 2.02 or the partial release of any Intellectual Property pursuant to Section 2.03, the Administrative Agent shall terminate the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Article VI by the Administrative Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by any Debtor in accordance with the first sentence of this clause (ii).

(c) Deposit Accounts. No Debtor shall hereafter establish and maintain any Deposit Account unless (i) the applicable Debtor shall have given the Administrative Agent prior written notice of its intention to establish such new Deposit Account and (ii) if requested by the Administrative Agent or upon the direction of the Required Lenders, such financial institution and such Debtor shall have duly executed and delivered to the Administrative Agent a Deposit Account Control Agreement with respect to such Deposit Account (if such Deposit Account is located in the United States). No Debtor shall grant Control of any Deposit Account to any person other than the Administrative Agent. Debtor shall cause the accounts numbered 619423269, 619460156, 619486732 and 619392649 maintained with ABN AMRO to be closed no later than December 31, 2008 and shall not allow more than $100.00 to be deposited in any such account prior to said date.

(d) Letters of Credit. If any Debtor is at any time a beneficiary under a Letter of Credit having a value in excess of $250,000 now or hereafter issued in favor of such Debtor, such Debtor shall promptly notify the Administrative Agent thereof and such Debtor shall, at the request of the Administrative Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for the Administrative Agent to become the transferee beneficiary of such Letter of Credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement.

(e) Commercial Tort Claims. If any Debtor shall at any time hold or acquire a commercial tort claim in an amount estimated to exceed $250,000, such Debtor shall promptly notify the Administrative Agent in writing signed by such Debtor of the brief details thereof and grant to the Administrative Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

(f) Securities Collateral.

(i) No Debtor shall take any action that would result in (A) the revocation of any election to treat any Securities Collateral as certificated securities, and (B) an election to treat as certificated securities any Securities Collateral that constitute uncertificated securities.

(ii) So long as Administrative Agent has not exercised remedies with respect to the Collateral under this Agreement or any other Loan Document upon the occurrence and during the continuation of an Event of Default, Debtors reserve the right to exercise all voting and other rights, title and interest with respect to the Collateral (except as limited by the Loan Documents) and to receive all income, gains, profits, dividends and other distributions or payments from the Collateral whether non-cash dividends, cash, options, warrants, stock splits, reclassifications, rights, instruments or other investment property or other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such rights and interests (except as limited by the Loan Documents); provided that no vote shall be cast, right exercised or other action taken which could reasonably be expected to result in a Material Adverse Effect.

(iii) In furtherance of the right of the Administrative Agent to exercise voting rights following the occurrence and continuance of an Event of Default, each Debtor shall execute and deliver to the Administrative Agent a proxy in a form acceptable to the Administrative Agent with respect to each item of Securities Collateral owned by it. No Debtor shall grant a proxy that would conflict with any proxy granted to the Administrative Agent pursuant to the preceding sentence so long as the Security Interests remain in effect.

ARTICLE VI

REMEDIES

6.01 Events of Default, Etc. If any Event of Default shall have occurred and be continuing:

(a) the Administrative Agent shall have, and in its discretion may exercise, the rights and remedies with respect to this Agreement as more particularly provided herein or in the Credit Agreement;

(b) each Debtor shall, upon the reasonable request of the Administrative Agent, assemble Collateral owned by it (and not otherwise in the possession of the Administrative Agent) at such place or places, reasonably convenient to both the Administrative Agent and such Debtor, designated in such request;

(c) the Administrative Agent may (but shall not be obligated to), without notice to any Debtor and at such times as the Administrative Agent in its sole discretion may determine, exercise any or all of Debtors’ rights in, to and under, or in any way connected to, the Collateral and the Administrative Agent shall otherwise have and may (but shall not be obligated to) exercise all of the rights, powers, privileges and remedies with respect to the Collateral of a secured party under the UCC (whether or not said UCC is in effect in the jurisdiction where the rights, powers, privileges and remedies are asserted) and such additional rights, powers, privileges and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights, powers, privileges and remedies hereunder may be asserted, including the right, to the maximum extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner thereof (and the Debtors agree to take all such action as may be appropriate to give effect to such right);

(d) the Administrative Agent may (but shall not be obligated to) make any reasonable compromise or settlement it deems desirable with respect to any of the Collateral and may (but shall not be obligated to) extend the time of payment, arrange for payment in installments, or otherwise modify the terms, of all or any part of the Collateral;

(e) the Administrative Agent may (but shall not be obligated to), in its name or in the name of any Debtor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral;

(f) the Administrative Agent may (but shall not be obligated to) sell, lease, assign or dispose of all or any part of the Collateral which shall then be or shall thereafter come into the possession, custody or control of the Administrative Agent, any other Secured Party or any of their respective agents at such place or places as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof except such notice as is required by applicable law and cannot be waived. If, pursuant to applicable law, prior notice of sale of the Collateral under this Section is required to be given to any Debtor, each Debtor hereby acknowledges that the minimum time required by such applicable law, or if no minimum time is specified, 10 days, shall be deemed a reasonable notice period. The Administrative Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the maximum extent permitted by applicable law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Debtors, any such demand, notice and right or equity being hereby expressly waived and released to the maximum extent permitted by applicable law. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned. The Collateral may be sold in one or more sales, at public or private sale, conducted by any officer or agent of, or auctioneer or attorney for, the Administrative Agent, at the Administrative Agent’s place of business or elsewhere, for cash, upon credit or for other property, for immediate or future delivery, and at such price or prices and on such terms as the Administrative Agent shall deem appropriate in its reasonable discretion. The Administrative Agent may, in its reasonable discretion, at any such sale restrict the prospective bidders or purchasers as to their number, nature of business and investment intention to the extent necessary to comply with applicable law. Upon any public or private sale the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels. The Administrative Agent shall not be obligated to make any sale pursuant to any such notice. In case of any sale of all of any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the full selling price is paid by the purchaser thereof, but neither the Administrative Agent nor any Secured Party shall incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold, and, in case of any such failure, such Collateral may again be sold pursuant to the provisions hereof. All cash proceeds of any such sale, and any other realization upon all or any part of the Collateral may, in the sole discretion of the Administrative Agent, be held by the Administrative Agent as collateral for or applied then or at any time thereafter, in whole or in part, by the Administrative Agent for the benefit of the Secured Parties to the payment and satisfaction of the Secured Obligations in accordance with Section 6.04;

(g) upon request of the Administrative Agent, each Debtor shall promptly notify (and each Debtor hereby authorizes the Administrative Agent so to notify) each account debtor in respect of any Accounts or Instruments that such Collateral has been assigned to the Administrative Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Administrative Agent;

(h) to the maximum extent permitted by applicable law, the Administrative Agent shall have the right to endorse, assign or otherwise transfer to or to register in the name of the Administrative Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the Security Interests hereunder. In addition, the Administrative Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations;

(i) the Administrative Agent may vote or exercise any and all of the Debtors’ rights or powers incident to their ownership of the Securities Collateral, including any rights or powers to manage or control the Guarantors;

(j) the Administrative Agent may cause any action at law or suit in equity or other proceeding to be instituted and prosecuted to enforce any rights vested in it by this Agreement or by law or included in the Collateral, subject to the provisions and requirements hereof and thereof, or to aid in the exercise of any power herein or therein granted, or for any foreclosure hereunder and sale under a judgment or decree in any judicial proceeding;

(k) in connection with any acceleration and foreclosure, the Administrative Agent may lawfully and peacefully take possession of the Collateral and lawfully and peacefully render it usable and repair and renovate the same, without, however, any obligation to do so, and lawfully and peacefully enter upon any location where the Collateral may be located for that purpose, control, manage, operate, rent and lease the Collateral, collect all rents and income from the Collateral and apply the same to reimburse the Secured Parties for any cost or expenses incurred hereunder or under any of the Loan Documents and to the payment or performance of any Debtor’s obligations hereunder or under any of the Loan Documents, and apply the balance to the other Secured Obligations and any remaining excess balance to whomsoever is legally entitled thereto;

(l) to the maximum extent permitted by applicable law, the Administrative Agent may secure the appointment of a receiver for the Collateral or any part thereof;

(m) the Administrative Agent may lawfully and peacefully occupy any premises owned or leased by any Debtor where the Collateral or any part thereof is assembled for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to any Debtor in respect of such occupation;

(n) the Administrative Agent may give instructions to the issuer of any Securities Collateral that is an uncertificated security with respect to such uncertificated security.

Each Debtor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Administrative Agent may be compelled, subject to the notice provision provided for in paragraph (f) of this Section 6.01, with respect to any sale of all or any part of the Collateral constituting a security (as such term is defined in the Securities Act of 1933), to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Debtor acknowledges that any such private sale may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit any Debtor or the issuer thereof to register it for public sale.

6.02 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral by virtue of the exercise of remedies under Section 6.01 are insufficient to cover the costs and expenses of such exercise and the payment in full of the Secured Obligations, the Administrative Agent shall retain all rights and remedies under the Loan Documents, and each Debtor shall remain liable, with respect to any deficiency.

6.03 Private Sale. The Administrative Agent and the other Secured Parties shall incur no liability as a result of the sale, lease or other disposition of all or any part of the Collateral, at any private sale pursuant to Section 6.01 conducted in a commercially reasonable manner. Subject to and without limitation of the preceding sentence, Debtor hereby waives any claims against the Administrative Agent or any other Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

6.04 Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Administrative Agent under this Article VI, shall be applied by the Administrative Agent as follows:

First, to the payment of the costs and expenses of such exercise of remedies, including reasonable out of pocket costs and expenses of the Administrative Agent, the reasonable fees and expenses of its agents and counsel and all other reasonable expenses incurred and advances made by the Administrative Agent in that connection;

Second, to the payment in full of the remaining Secured Obligations equally and ratably in accordance with their respective amounts then due and owing in respect of the Loan Documents and the Permitted Swap Agreements with Secured Parties, or as the Secured Parties holding the same may otherwise agree; and

Finally, to the pay to the Borrower, or its successors or assigns, or as a court of competent jurisdiction may direct, any surplus then remaining.

6.05 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Administrative Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, each

Debtor hereby appoints the Administrative Agent as the attorney-in-fact of such Debtor for the purpose of carrying out the provisions of this Article VI and taking any action and executing any instruments that the Administrative Agent may deem necessary or desirable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Administrative Agent shall be entitled under this Article VI to make collections in respect of the Collateral, the Administrative Agent shall have the right and power

(a) to receive, endorse and collect all checks made payable to the order of any Debtor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

(b) to file any claims or take any action or institute any proceedings in connection therewith which the Secured Party may deem to be necessary or advisable;

(c) to pay, settle or compromise all bills and claims which may be or become liens or security interests against any or all of the Collateral, or any part thereof, unless a bond or other security satisfactory to the Secured Party has been provided; and

(d) upon foreclosure, to do any and every act which any Debtor may do on its behalf with respect to the Collateral or any part thereof and to exercise any or all of such Debtor’s rights and remedies under any or all of the Collateral;

provided, however, that the Secured Party shall not exercise any such rights except upon the occurrence and continuation of an Event of Default. This power of attorney is a power coupled with an interest and shall be irrevocable.

6.06 Expenses.

(a) Subject to Section 10.03 of the Credit Agreement, the Administrative Agent may incur, and Debtors shall pay to the Administrative Agent, all reasonable fees and out-of-pocket expenses (including reasonable fees and expenses for legal services) of, or incident to, the enforcement of any of the provisions of this Article VI, or exercise by experts, agents or attorneys selected by the Administrative Agent in good faith of any rights or privileges of Debtors in respect of the Collateral, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Administrative Agent and the other Secured Parties in respect thereof, by litigation or otherwise, and all such fees and expenses and, to the extent such amounts are not timely paid, together with interest thereon at the applicable rate provided for in Section 2.12 of the Credit Agreement, shall be Secured Obligations of the Administrative Agent secured under Article II. All amounts payable by the Debtors under this Section 6.06(a) shall be payable within ten (10) Business Days of demand thereof.

(b) The terms, conditions, covenants and agreements to be observed or performed by each Debtor under this Agreement shall be observed or performed by it at its sole cost and expense.

6.07 Administrative Agent’s Right to Perform on Debtor’s Behalf. If any Debtor fails to perform any of its obligations under this Agreement, the Administrative Agent may (but shall not be obligated to), upon reasonable notice to such Debtor, unless such Debtor is diligently pursuing a cure for such failure that cannot be obtained more quickly by the Administrative Agent’s performance as specified herein, itself perform or cause to be performed such obligations at the expense of such Debtor, either in its name or in the name and on behalf of such Debtor.

6.08 Custody and Preservation. The Administrative Agent’s obligation to use reasonable care in the custody and preservation of Collateral shall be satisfied if it uses the same care as it uses in the custody and preservation of its own property.

6.09 Preservation of Rights. Neither the Administrative Agent nor any Secured Party shall be required to take any steps to preserve any rights against prior parties to any of the Collateral.

6.10 Rights of Secured Parties. The Administrative Agent or any other Secured Party may (but shall not be obligated to) pay or secure payment of any Tax or other claim that may be secured by or result in a Lien on any Collateral. The Administrative Agent or any other Secured Party may (but shall not be obligated to) do any other thing that it in good faith believes is necessary or desirable to preserve, protect or maintain the Collateral or, while an Event of Default exists, to enhance its value. Debtors shall immediately reimburse the Administrative Agent or any other Secured Party for any reasonable payment or expense (including reasonable attorneys’ fees and expenses) that the Administrative Agent or such other Secured Party may incur pursuant to this Section 6.10.

6.11 No Marshalling. Neither the Administrative Agent nor any other Secured Party shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order.

6.12 Remedies Cumulative. No right, power or remedy herein conferred upon or reserved to the Administrative Agent or any Secured Party is intended to be exclusive of any other right, power or remedy, and every such right, power and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right, power and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder or otherwise shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Resort to any or all security now or hereafter held by the Administrative Agent may be taken concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken nonjudicial proceedings, or both.

ARTICLE VII

MISCELLANEOUS

7.01 Waivers of Rights Inhibiting Enforcement. Each Debtor waives, for itself and all who may claim under it, to the maximum extent permitted by applicable law:

(a) any claim that, as to any part of the Collateral, a public sale, should the Administrative Agent elect so to proceed, is, in and of itself, not a commercially reasonable method of sale for the Collateral;

(b) the right to assert in any action or proceeding between it and the Administrative Agent any offsets or counterclaims that it may have;

(c) except as otherwise provided in this Agreement, NOTICE OR JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT’S TAKING POSSESSION OR DISPOSITION OF ANY OF THE COLLATERAL INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT THAT ANY DEBTOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, AND ALL OTHER REQUIREMENTS AS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE ADMINISTRATIVE AGENT’S RIGHTS HEREUNDER;

(d) all rights of redemption, appraisement, valuation, stay, extension or moratorium; and

(e) the right to invoke any law requiring marshalling of collateral and all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies of the Administrative Agent and the other Secured Parties under this Agreement or the absolute sale of the Collateral, now or hereafter in force under any applicable law.

7.02 Notices. The Administrative Agent or any Debtor shall give any notice, request, demand or other communication (a “Notice”) pursuant to this Agreement in accordance with Section 10.01 of the Credit Agreement. Any Notice to the Debtor shall be sent to the address of the Borrower set forth in the Credit Agreement or to such other address provided by such Debtor to the Administrative Agent in writing. Any Notice sent as hereinabove provided shall be deemed delivered upon receipt or refusal of delivery.

7.03 Assignment. No Debtor may assign any of its rights or delegate any performance under this Agreement (whether voluntarily or involuntarily, by merger, consolidation, dissolution, operation of law or any other manner) except with the prior written consent of the Administrative Agent, which consent may be withheld in the Administrative Agent’s sole discretion. Any purported assignment without such consent is void. When any Lender assigns or otherwise transfers any interest held by it under the Credit Agreement or other Loan Document to any other Person pursuant to the terms of the Credit Agreement or such other Loan Document, that other Person shall thereupon become vested with all the benefits held by such Lender under this Agreement.

7.04 Successors and Assigns. This Agreement binds the Debtors and their respective successors and assigns and inures to the benefit of the Administrative Agent, the Secured Parties and their respective successors and assigns.

7.05 Amendment and Waiver. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Debtor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Borrower and the other Debtors; provided that any amendment, waiver, or consent shall be signed by the Required Lender or all of the Lenders to the extent required by Section 10.02 of the Credit Agreement. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7.06 No Implied Waiver. No failure or delay in exercising any right, power or privilege or requiring the satisfaction of any condition hereunder, and no course of dealing between the Debtors and the Administrative Agent operates as a waiver or estoppel of any right, remedy or condition. No single or partial exercise of any right or remedy under this Agreement precludes any simultaneous or subsequent exercise of any other right, power or privilege. The rights and remedies set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute.

7.07 Severability. In case one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

7.08 Entire Agreement. This Agreement and the other Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all prior or contemporaneous oral or written negotiations and agreements relating to the subject matter hereof. The provisions of this Agreement may not be explained, supplemented or qualified through evidence or trade usage or a prior course of dealing. In entering into this Agreement, the Debtors have not relied upon any statement, representation, warranty or agreement of the Administrative Agent except as set forth in the Loan Documents. There are no conditions precedent to the effectiveness of this Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Credit Agreement, the terms of the Credit Agreement shall control.

7.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

7.10 Governing Law. The laws of the State of New York (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including without limitation its validity, interpretation, construction, performance (including the details of performance) and enforcement, except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the state of New York.

7.11 Headings. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

7.12 Interpretation. This Agreement has been reviewed and negotiated by counsel for both the Debtors and the Administrative Agent and, consequently, this Agreement shall not be construed against the drafter.

7.13 Waiver of Jury Trial. THE DEBTORS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.14 Survival, Etc. The provisions of Sections 2.07, 6.03, 6.06, 6.08, 6.09, 6.10, 7.01, 7.16, 7.17 and 7.19 shall survive the termination of this Agreement. In addition, the representations, warranties and covenants of the Debtors set out in this Agreement or contained in any documents delivered to the Administrative Agent or any other Secured Party pursuant to this Agreement shall survive the execution and delivery of this Agreement.

7.15 Agents, Etc. The Administrative Agent may employ agents, experts and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents, experts or attorneys-in-fact selected by it in good faith, except to the extent resulting from the willful misconduct or gross negligence of such agents, experts or attorneys-in-fact.

7.16 Limitation of Liability. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OTHER SECURED PARTY SHALL HAVE LIABILITY WITH RESPECT TO, AND DEBTORS HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE FOR:

(a) ANY LOSS OR DAMAGE SUSTAINED BY ANY DEBTOR, OR ANY LOSS, DAMAGE, DEPRECIATION OR OTHER DIMINUTION IN THE VALUE OF ANY COLLATERAL, THAT MAY OCCUR AS A RESULT OF, IN CONNECTION WITH, OR THAT IS IN ANY WAY RELATED TO, ANY EXERCISE OF ANY RIGHT OR REMEDY UNDER THIS AGREEMENT EXCEPT FOR ANY SUCH LOSS, DAMAGE, DEPRECIATION OR DIMINUTION TO THE EXTENT THAT THE SAME IS THE RESULT OF ACTS OR OMISSIONS ON THE PART OF SUCH SECURED PARTY CONSTITUTING WILLFUL MISCONDUCT OR GROSS NEGLIGENCE (AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION); OR

(b) ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY ANY DEBTOR IN CONNECTION WITH ANY CLAIM RELATED TO THIS AGREEMENT.

7.17 Subrogation. Each Debtor shall not exercise, and hereby irrevocably waives, any claim, right or remedy that it may now have or may hereafter acquire against any other Debtor arising under or in connection with this Agreement, including, without limitation, any claim, right or remedy of subrogation, contribution, reimbursement, exoneration, indemnification or participation arising under contract, by applicable law or otherwise in any claim, right or remedy of the Administrative Agent or the other Secured Parties against such Debtor or any other Person or any Collateral which the Administrative Agent or any other Secured Party may now have or may hereafter acquire, until the indefeasible payment and satisfaction in full of all Secured Obligations and the expiration and termination of the Commitments. If, notwithstanding the preceding sentence, any amount shall be paid to any Debtor on account of such subrogation rights at any time when any of the Secured Obligations shall not have been paid in full, such amount shall be held by such Debtor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Debtor and be turned over to the Administrative Agent in the exact form received by such Debtor (duly endorsed by such Debtor to the Administrative Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in accordance with the Loan Documents. Notwithstanding the foregoing, the Debtors shall be expressly permitted hereunder to make payments to each other to the extent not prohibited by the Credit Agreement.

7.18 Authority of the Administrative Agent. The rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any power, right or remedy provided for or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and Debtors, the Administrative Agent shall be conclusively presumed to be acting as the Administrative Agent for the Secured Parties with full and valid authority so to act or refrain from acting, and Debtors shall be under no obligation or entitlement to make any inquiry respecting such authority.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:	FEI COMPANY,
an Oregon corporation

	By:	/s/ RAYMOND A. LINK
	Name:	Raymond A. Link
	Title:	Executive Vice President and Chief Financial Officer

DEBTOR:	FEI TECHNOLOGIES INC.,
an Oregon corporation

	By:	/s/ RAYMOND A. LINK
	Name:	Raymond A. Link
	Title:	President

ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ ROBERT L. MENDOZA
	Name:	Robert L. Mendoza
	Title:	Vice President

EXHIBIT A

DEPOSIT ACCOUNT CONTROL AGREEMENT

This DEPOSIT ACCOUNT CONTROL AGREEMENT (this “Agreement”), dated as of [                    ], 200    , is among [                                         ], a [                                        ] (“Debtor”); JPMorgan Chase Bank, N.A., not in its individual capacity but solely as administrative agent pursuant to the Security Agreement referred to below (in such capacity, the “Administrative Agent”); and [                                         ], a [                                        ] (“Depositary Bank”).

RECITALS

A. Depositary Bank and Debtor have entered into a depository agreement, a copy of which is attached to this Agreement as Annex 1 (the “Customer Agreement”), pursuant to which Depositary Bank has established its deposit account numbers                                         ,                                         , and                                          in the name of Debtor (the “Accounts”).

B. Debtor and certain of its Affiliates have entered into a Security and Pledge Agreement, dated as of June 4, 2008 (the “Security Agreement”), in favor of the Administrative Agent, pursuant to which, among other things, Debtor granted to the Administrative Agent a security interest in the Accounts.

C. The Administrative Agent, Debtor and Depositary Bank are entering into this Agreement to provide for the control of the Accounts and to perfect the security interest of the Administrative Agent in the Accounts.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. The Accounts. Depositary Bank confirms to the Administrative Agent and Debtor that (i) the Accounts have been established in the name of Debtor as recited above, (ii) Annex 2 attached to this Agreement is a complete and accurate statement of the Accounts and any free credit balance thereunder as of the date of this Agreement, and (iii) except for the claims and interest of the Administrative Agent and of Debtor in the Accounts, Depositary Bank does not know of any claim to or interest in the Accounts or in any financial asset carried therein. Depositary Bank will treat all property held by Depositary Bank in the Accounts as deposit accounts under Article 9 of the Uniform Commercial Code of the State of Texas.

Section 2. Control. Except as otherwise provided in Section 3, Depositary Bank shall comply with instructions concerning the Accounts from Debtor, or its authorized representatives, until such time as the Administrative Agent delivers a written notice to Depositary Bank that states that an Event of Default (as such term is used in the Security Agreement) has occurred and is continuing and that the Administrative Agent is thereby exercising exclusive control over the Accounts. Such notice is referred to in this Agreement as the “Notice of Exclusive Control”. After Depositary Bank receives the Notice of Exclusive Control, Depositary Bank will immediately cease complying with instructions concerning the Accounts originated by Debtor or its representatives and shall comply with instructions originated by the Administrative Agent concerning the Accounts without further consent by Debtor.

Section 3. Priority of Lien. Depositary Bank consents to and recognizes the security interest in the Accounts granted to the Administrative Agent by Debtor pursuant to the Security Agreement. Depositary Bank waives and releases all liens, encumbrances, claims and rights of setoff Depositary Bank may have against the Accounts or any funds carried in the Accounts except for payment of Depositary Bank’s customary fees pursuant to the Customer Agreement, and shall not assert any such lien, encumbrance, claim or right against the Accounts or any funds carried in the Accounts except for payment of customary fees when due and payable. Depositary Bank will not agree with any third party to comply with instructions concerning the Accounts originated by such third party without the prior written consent of the Administrative Agent and Debtor.

Section 4. Statements, Confirmations and Notices of Adverse Claims. Depositary Bank shall send copies of all statements and other correspondence concerning the Accounts simultaneously to Debtor and the Administrative Agent at the respective addresses set forth in Section 14. If any person asserts any lien, encumbrance or adverse claim, through a garnishment proceeding or otherwise, against the Accounts or in any funds carried in the Accounts, Depositary Bank shall promptly notify the Administrative Agent and Debtor thereof.

Section 5. Responsibility of Depositary Bank. Except for permitting a withdrawal or payment in violation of Section 2, Depositary Bank shall have no responsibility or liability to the Administrative Agent for complying with instructions concerning the Accounts from Debtor, or its authorized representatives, that are received by Depositary Bank before Depositary Bank receives a Notice of Exclusive Control. Depositary Bank shall have no responsibility or liability to Debtor for complying with a Notice of Exclusive Control or complying with instructions concerning the Accounts originated by the Administrative Agent. Depositary Bank shall have no duty to investigate or make any determination as to whether an Event of Default exists and shall comply with a Notice of Exclusive Control even if Depositary Bank believes that an Event of Default does not exist. Neither this Agreement nor the Security Agreement imposes or creates any obligation or duty of Depositary Bank other than those expressly set forth in this Agreement.

Section 6. Tax Reporting. All items of income, gain, expense and loss recognized in the Accounts shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Debtor.

Section 7. Customer Agreement. This Agreement supplements the Customer Agreement. In the event of a conflict between this Agreement and the Customer Agreement, the terms of this Agreement shall prevail. Regardless of any provision in the Customer Agreement, Texas is Depositary Bank’s jurisdiction for the purposes of this Agreement and of Article 9 of the Uniform Commercial Code as in effect in the State of Texas.

Section 8. Termination. The rights and powers granted in this Agreement to the Administrative Agent have been granted in order to perfect the Administrative Agent’s security interest in the Accounts, are powers coupled with an interest and will neither be affected by the dissolution, liquidation or bankruptcy of Debtor nor by the lapse of time. The obligations of Depositary Bank under

Sections 2, 3 and 4 shall continue in effect until the security interest of the Administrative Agent in the Accounts has been terminated pursuant to the terms of the Security Agreement and the Administrative Agent has notified Depositary Bank in writing of such termination. Upon receipt of such notice the obligations of Depositary Bank under Sections 2, 3 and 4 with respect to the operation and maintenance of the Accounts after the receipt of such notice shall terminate, the Administrative Agent shall have no further right to originate instructions concerning the Accounts, and Depositary Bank may take such steps as Debtor may request to vest full ownership and control of the Accounts in Debtor, including, but not limited to, removing the name of the Administrative Agent from the Accounts or transferring all of the funds in the Accounts to other accounts in the name of any Debtor or Debtor’s designee.

Section 9. This Agreement. THIS AGREEMENT AND ANNEXES TO THIS AGREEMENT, AND THE AGREEMENTS AND INSTRUMENTS REQUIRED TO BE EXECUTED AND DELIVERED UNDER THIS AGREEMENT, SET FORTH THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND SUPERSEDE AND DISCHARGE ALL PRIOR AGREEMENTS (WRITTEN OR ORAL), NEGOTIATIONS AND CONTEMPORANEOUS ORAL AGREEMENTS CONCERNING SUCH SUBJECT MATTER AND NEGOTIATIONS. THERE ARE NO ORAL CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AGREEMENT AND THERE ARE NO OTHER ORAL AGREEMENTS OF THE PARTIES.

Section 10. Amendments. No amendment, modification or termination of this Agreement or waiver of any right under this Agreement shall be binding on any party to this Agreement unless the amendment, modification or termination is in writing and is signed by Debtor, the Administrative Agent and Depositary Bank.

Section 11. Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of the remaining terms or provisions of this Agreement to persons or circumstances, other than the term or provision held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.

Section 12. Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties to this Agreement and their respective successors and assigns.

Section 13. Rules of Construction. In this Agreement, words in the singular number include the plural, and in the plural include the singular; and words of the masculine gender include the feminine and the neuter, and when the sense so indicates words of the neuter gender may refer to any gender. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit or describe the scope or intent of the provisions of this Agreement.

Section 14. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing (including by telecopy) and shall be delivered to the intended recipient at its address set forth below.

If to Debtor:

[Name and address]

Attention:
Telephone:
Telecopy:

If to the Administrative Agent:

JPMorgan Chase Bank, N.A. 712 Main Street Houston, Texas 77002
Attention:
Telephone:
Telecopy:

If to Depositary Bank:

[Name and address]

Attention:
Telephone:
Telecopy:

Any party may change its address for notices in the manner set forth above. All such communications shall be effective upon delivery; provided, however, that if such delivery does not occur by 4:00 p.m. recipient’s time on a Business Day, then such transmission or delivery shall be deemed to occur on the next Business Day.

Section 16. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more such counterparts.

SECTION 17. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

[Name of Debtor]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Name of Depositary Bank]

By:
Name:
Title:

ANNEX 1

CUSTOMER AGREEMENT

ANNEX 2

STATEMENT OF ACCOUNTS

EXHIBIT B

GRANT OF PATENT SECURITY INTEREST

WHEREAS, [                                         ], a [                                        ] (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Patent Collateral (as defined below); and

WHEREAS, pursuant to a Credit Agreement dated as of June 4, 2008, (the “Credit Agreement”), among FEI Company, an Oregon corporation (the “Borrower”), the Guarantors party thereto (the “Guarantors”), the Lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent and J.P. Morgan Europe Limited, as Alternative Currency Agent, the Lenders have agreed to make Loans to and make other extensions of credit on behalf of the Borrower (capitalized terms used but not defined herein have the respective meanings assigned to them in the Credit Agreement); and

WHEREAS, pursuant to the terms of the Security and Pledge Agreement dated as of June 4, 2008 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Borrower, the Guarantors and JPMorgan Chase Bank, N.A., as collateral agent for each of the Secured Parties (as defined in the Security Agreement) (in such capacity, the “Administrative Agent”), Grantor has agreed to grant in favor of the Administrative Agent a perfected security interest in, and the Administrative Agent has agreed to become a secured creditor with respect to, Patent Collateral;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, Grantor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in all of Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the “Patent Collateral”):

(i) all patents and patent applications, the inventions and improvements described and claimed therein, and all patentable inventions, including but not limited to the patents listed on Schedule A;

(ii) all reissues, divisions, continuations, renewals, extensions and continuations-in-part of the foregoing;

(iii) all rights (A) to all income, profits, royalties, damages and payments now or hereafter due and/or payable under and with respect thereto, including damages and payments for past, present or future infringements thereof, (B) to sue for past, present and future infringements thereof, and (C) otherwise accruing under or pertaining to any of the foregoing throughout the world;

(iv) all licenses or user or other agreements granted to Grantor with respect to any of the foregoing, in each case whether now or hereafter owned or used; and

(v) all causes of action, claims and warranties now or hereafter owned or acquired by Grantor in respect of any of the items listed above.

Notwithstanding anything herein to the contrary, in no event shall the Patent Collateral include, and Grantor shall not be deemed to have granted a security interest in, any of Grantor’s rights or interests in any license, contract or agreement to which Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which Grantor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Patent Collateral shall include, and Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

Grantor further acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Grantor has caused this Grant of Patent Security Interest to be duly executed and delivered by its duly authorized officer as of the      day of                     ,             .

[	]

By:
Name:
Title:

SCHEDULE A

TO

GRANT OF PATENT SECURITY INTEREST

Patents Issued:

Patent No.	Issue Date

B-A-1

EXHIBIT C

GRANT OF TRADEMARK SECURITY INTEREST

WHEREAS, [                                         ], a [                                        ] (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Trademark Collateral (as defined below); and

WHEREAS, pursuant to a Credit Agreement dated as of June 4, 2008, (the “Credit Agreement”), among FEI Company, an Oregon corporation (the “Borrower”), the Guarantors party thereto (the “Guarantors”), the Lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent and J.P. Morgan Europe Limited, as Alternative Currency Agent, the Lenders have agreed to make Loans to and make other extensions of credit on behalf of the Borrower (capitalized terms used but not defined herein have the respective meanings assigned to them in the Credit Agreement); and

WHEREAS, pursuant to the terms of the Security and Pledge Agreement dated as of June 4, 2008 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Borrower, the Guarantors and JPMorgan Chase Bank, N.A., as collateral agent for each of the Secured Parties (as defined in the Security Agreement) (in such capacity, the “Administrative Agent”), Grantor has agreed to grant in favor of the Administrative Agent a perfected security interest in, and the Administrative Agent has agreed to become a secured creditor with respect to, Trademark Collateral;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, Grantor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in all of Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the “Trademark Collateral”):

(i) all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including but not limited to those registrations listed on Schedule A;

(ii) all renewals of trademark and service mark registrations;

(iii) all rights (A) to all income, royalties, damages and other payments (including in respect of all past, present and future infringements) with respect to any of the foregoing, (B) to sue for all past, present and future infringements thereof, and (C) otherwise accruing under or pertaining to any of the foregoing, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark;

(iv) all licenses or user or other agreements granted to Grantor with respect to any of the foregoing, in each case whether now or hereafter owned or used; and

(v) all causes of action, claims and warranties now or hereafter owned or acquired by Grantor in respect of any of the items listed above.

Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include, and Grantor shall not be deemed to have granted a security interest in, any of Grantor’s rights or interests in any license, contract or agreement to which Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which Grantor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Trademark Collateral shall include, and Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

Grantor further acknowledges that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Grantor has caused this Grant of Trademark Security Interest to be duly executed and delivered by its duly authorized officer as of the      day of                     ,             .

[	]

By:
Name:
Title:

SCHEDULE A

TO

GRANT OF TRADEMARK SECURITY INTEREST

Registered Owner	United States Trademark/Service Mark	Registration or Serial Number	Registration or Filing Date